Exhibit 99.1

Analyst Contact:	Mark Schlei
Sparton Corporation
Email: mschlei@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports Fiscal 2013 Fourth Quarter Net Income Growth of

68% to $0.67 Per Share on 42% Revenue Growth; All Financial Results Up

Sharply Including 4Q Adjusted EBITDA of $11.1 Million

SCHAUMBURG, IL. — September 3, 2013 — Sparton Corporation (NYSE: SPA) today announced results for the fourth quarter and fiscal year ended June 30, 2013. The Company reported fourth quarter sales of $87.1 million, or an increase of 42%, from $61.3 million for the fourth quarter of fiscal 2012. Reported net income for the fourth quarter of fiscal 2013 was $6.8 million or $0.67 per share, basic and diluted compared to net income of $4.1 million, or $0.40 per share, basic and diluted in the same quarter a year ago.

Consolidated Results for the Quarters and Years Ended June 30, 2013 and 2012:

	For the Three Months Ended June 30,			For the Years Ended June 30,
	2013	2012	% Chg	2013	2012	% Chg
Net sales	$87,136	$61,326	42%	$266,015	$223,577	19%
Net sales excluding Onyx	74,036	61,326	21%	234,826	223,577	5%
Gross profit	16,939	12,261	38%	45,602	38,502	18%
Gross profit excluding Onyx	14,993	12,261	22%	41,787	38,502	9%
Operating income	9,146	6,067	51%	16,270	14,545	12%
Operating income excluding Onyx	8,540	6,067	41%	16,148	14,545	11%
Provision for income taxes	2,492	2,032	23%	2,763	5,078	(46)%
Net income	6,801	4,052	68%	13,638	9,508	43%
Adjusted net income	6,797	4,043	68%	11,945	9,312	28%
Income per share – basic	0.67	0.40	68%	1.34	0.93	44%
Adjusted income per share – basic	0.67	0.40	68%	1.17	0.92	27%
Income per share – diluted	0.67	0.40	68%	1.33	0.93	43%
Adjusted income per share – diluted	0.67	0.40	68%	1.17	0.91	29%
Adjusted EBITDA	11,136	6,770	64%	22,137	16,701	33%
Adjusted EBITDA excluding Onyx	9,407	6,770	39%	18,846	16,701	13%

Cary Wood, President & CEO, commented, “We are extremely pleased with our fiscal year financial results that include sales increasing 19% to $266.0 million and adjusted EBITDA expansion of 33% to $22.1 million as well as $1.17 adjusted earnings per share which was 29% higher than the previous year’s $0.91 adjusted earnings per share diluted. As projected the last few quarters, the fourth quarter benefitted from sales delays from prior quarters; namely, soft Medical sales in our third quarter as well as the timing of domestic and foreign sonobuoy sales throughout the year. Our full year results finished in line with internal expectations and slightly ahead of external expectations. Over the course of the year, we have continued to see the positive results from our strategic growth plan, including year-over-year organic growth of 5% within our legacy business as well as the completion of the Onyx and Creonix acquisitions. We expect to continue this momentum into fiscal 2014 as new program wins increased 78% in fiscal 2013 and we remain highly engaged in securing complementary and compatible acquisitions.”

Fourth Quarter Financial Highlights

•	Awarded 26 new business programs during the fourth quarter of fiscal 2013 with potential annualized sales of $12.0 million.

•	Completed the acquisition of certain assets of Creonix, LLC.

•	Quarter end sales backlog of approximately $199.8 million, including approximately $31.9 million from the Company’s newly acquired business Onyx EMS, LLC, representing a 35% increase over a year ago. Excluding the newly acquired businesses, backlog was approximately $168.0 million representing a 13% increase over the prior year-end.

•	The acquired Sparton Onyx medical business resulted in net sales of $13.1 million, operating income of $0.6 million and adjusted EBITDA of $1.7 million.

•	Company was named to the Russell 2000 Index.

Additional Fiscal 2013 Financial Highlights

•	Awarded 71 new business programs during fiscal 2013 with potential annualized sales of $39.4 million.

•	Completed the acquisition of Onyx EMS, LLC.

•	Entered into a new five year banking agreement with BMO Harris Bank providing $65 million of committed credit facilities. The new facility also includes a $35 million accordion feature which could raise the total facility to $100 million.

•	Recognized a $2.1 million income tax benefit with respect to the Company’s investments in and advances to its 100% owned Canadian subsidiary.

•	The acquisition of Sparton Onyx medical business resulted in net sales of $31.2 million, adjusted operating income of $0.1 million and adjusted EBITDA of $3.3 million.

Acquisitions

On November 15, 2012, the Company completed the acquisition of Onyx EMS, LLC (“Onyx”). The acquired business, which is reported in the Company’s Medical segment, provides further expansion regionally into the Minneapolis medical device corridor, diversifying the Company’s customer base through both existing programs and a strong business development pipeline, and increases the number of complex sub-assembly and full device programs within Sparton. Additionally, Onyx brings solid, long-term customer relationships that will utilize Sparton’s expanded list of service offerings such as our low cost country footprint in Vietnam and full engineering design capabilities.

On June 6, 2013, the Company completed the acquisition of certain assets related to the contract manufacturing business of Creonix, LLC (“Creonix). The acquired business, which is reported in the Company’s Complex Systems segment, provides the Company with the additional capability of cable and wire harness engineering and assembly. Additionally, the acquisition provides further expansion into the Industrial and Military & Aerospace markets, diversifies Sparton’s customer base and increases utilization of the Company’s existing assets through this business’ expected consolidation into Complex Systems’ Brooksville, Florida plant during the fiscal 2014.

Mr. Wood commented, “We were pleased with Sparton Onyx’s strong performance in the fourth quarter reflecting the strategic importance of this acquisition. Also, by acquiring certain assets of Creonix, LLC, we have enhanced the Brooksville location’s manufacturing capabilities by adding complex device builds as well as wire harness design and assembly with all new customers in the Industrial and Military & Aerospace markets. As we look to the future, our M&A team continues to diligently search for acquisitions that satisfy a strategic initiative, such as geographical reach; additional capabilities, including business-to-business engineered products; further customer diversification; increased market share; or other operational and/or financial based synergies.”

Segment Results

Medical Device (“Medical”)

Fourth Quarter Results

Excluding the fiscal year 2013 incremental sales from the acquisition of Onyx, legacy Medical sales increased approximately $3.4 million as compared with the prior year quarter. Reflected within the increase is $7.6 million of increased sales to this business unit’s largest customer due to expanded demand for its programs and additional refurbishment service revenue which began in the second half of fiscal 2012. Additionally reflected is $1.1 million of increased sales to two other customers to meet increased demand for their products. Offsetting these increases were decreased sales to two customers totaling $4.3 million. Decreased sales to one customer reflects its previously announced dual sourcing of certain of its programs with the Company during fiscal 2012. Decreased sales to the other customer reflects this customer’s disengagement during fiscal 2012. Several other customers in the aggregate accounted for the remaining sales variance.

Excluding Onyx, the gross margin on Medical sales increased to 17.2% from 14.6% for the three months ended June 30, 2013 and 2012, respectively. This improvement in margin on Medical sales primarily reflects certain favorable product mix between the two periods.

Excluding Onyx, selling and administrative expenses relating to the Medical segment were $1.4 million and $1.7 million for the three months ended June 30, 2013 and 2012, respectively. Excluding Onyx, Medical reported operating income of $4.1 million for the quarter ended June 30, 2013 compared to operating income of $2.4 million in the prior year quarter.

Mr. Wood stated, “Medical won 22 new programs in the quarter which include six engineering design opportunities. We are pleased with the progress of the Onyx integration and, as anticipated, 19 of the 26 new programs won in the fourth quarter came from Onyx’s business funnel.”

Full Year Results

Excluding the fiscal year 2013 incremental sales from the acquisition of Onyx, legacy Medical sales increased approximately $4.8 million as compared with the prior year. Reflected within the increase is $19.0 million of increased sales to this business unit’s largest customer due to expanded demand for its programs and additional refurbishment service revenue which began in the second half of fiscal 2012. Additionally reflected is $2.7 million of increased sales to another customer to meet increased demand for its products. Partially offsetting these increases were decreased sales to three customers totaling $17.3 million. Decreased sales to one customer reflects the dual sourcing of certain of its programs with the Company during fiscal 2012. Decreased sales to the remaining two customers reflect these customers’ disengagements during fiscal 2012. Several other customers in the aggregate accounted for the remaining sales variance.

Excluding Onyx, the gross margin on Medical sales increased to 15.1% from 13.7% for the years ended June 30, 2013 and 2012, respectively. This improvement in margin on Medical sales primarily reflects certain favorable product mix between the two periods.

Excluding Onyx, selling and administrative expenses relating to the Medical segment were $6.0 million and $6.6 million for the years ended June 30, 2013 and 2012, respectively. Excluding Onyx, Medical reported operating income of $11.5 million for the year ended June 30, 2013 compared to operating income of $8.7 million in the prior year.

Complex Systems (“CS”)

Fourth Quarter Results

Excluding an increase in intercompany sales of $0.9 million and $0.3 million of incremental sales from the acquisition of Creonix, CS sales to external customers for the three months ended June 30, 2013 increased $0.8 million, or 7%, as compared with the same quarter last year, primarily due to increased sales to one customer, reflecting relative demand for this customer’s products.

Gross margin on CS sales decreased to 12.0% for the three months ended June 30, 2013 compared to 15.5% for the three months ended June 30, 2012, primarily reflecting unfavorable product mix between the comparative periods, partially offset by increased capacity utilization at the segment’s Vietnam facility.

Selling and administrative expenses relating to the CS segment were $0.7 million and $0.6 million for the three months ended June 30, 2013 and 2012, respectively. CS reported operating income of $1.2 million for the quarter ended June 30, 2013 compared to operating income of $1.8 million in the prior year quarter.

Full Year Results

Excluding an increase in intercompany sales of $3.1 million and $0.3 million of incremental sales from the acquisition of Creonix, legacy CS sales to external customers for the year ended June 30, 2013 increased $6.7 million, or 13%, as compared with the prior year, due primarily to $4.4 million of increased sales to four customers, reflecting relative demand for each of these customers’ products. Partially offsetting these increases was $1.0 million of decreased sales to one customer reflecting this customer’s inventory management efforts in the current year.

Gross margin on CS sales remained relatively consistent at 10.5% for the year ended June 30, 2013 compared to 10.7% for the year ended June 30, 2012, reflecting increased capacity utilization offset by unfavorable product mix between the comparable periods.

Selling and administrative expenses relating to the CS segment were $2.8 million for each of the years ended June 30, 2013 and 2012, respectively. CS reported operating income of $3.6 million for the year ended June 30, 2013 compared to operating income of $3.0 million in the prior year.

Mr. Wood commented, “Since it’s turnaround began in 2009, we have been paying close attention to the performance of this segment. At that time, CS represented over 50% of Sparton’s revenue while also being the largest contributor to the Company’s overall financial losses due to significant operational challenges such as suboptimal service levels and excess capacity. In the last few years, through the implementation of the Sparton Business System, a collection of industry leading best practices, this segment has been revitalized to the point where it has been consolidated into two profitable locations with enhanced management teams, has increased service levels to all-time highs and ahead of industry benchmarks, and has evolved the Vietnam facility into a key strategic asset for many of our current and future customers. In the past year alone, Complex Systems’ revenue grew 13%, 19 new programs were awarded, and it added complex device build and wire harness design and assembly capabilities. We strongly believe that the Complex Systems segment has returned to an acceptable, near term level of profitability and has the momentum to effectively further contribute to the Company’s success in the years to come.”

Defense & Security Systems (“DSS”)

Fourth Quarter Results

DSS sales increased approximately $8.3 million, or 40%, in the three months ended June 30, 2013 as compared with the same quarter last year, reflecting increased sonobuoy sales to foreign governments and the U.S. Navy, partially offset by decreased U.S. Navy engineering sales in the current year quarter.

Gross margin on DSS sales decreased to 25.8% for the three months ended June 30, 2013 compared to 27.0% for the three months ended June 30, 2012, primarily reflecting unfavorable overhead absorption related to reduced production activity as inventory levels were reduced in the 4th quarter.

Selling and administrative expenses relating to the DSS segment were $1.4 million and $0.9 million for the three months ended June 30, 2013 and 2012, respectively, primarily reflecting increased business development efforts and increased corporate allocated charges in the current fiscal quarter. The Company incurred internally funded research and development expenses of $0.4 million and $0.3 million in the three months ended June 30, 2013 and 2012, respectively. DSS reported operating income of $5.7 million for the quarter ended June 30, 2013 compared to operating income of $4.4 million in the prior year quarter.

Mr. Wood commented, “As in years past, DSS’s sales in the fourth quarter had a positive impact on the Company’s overall year-end results. Foreign sonobuoy orders can fluctuate greatly and the timing of these orders can have a significant effect on DSS results, either positive or negative, and domestic sonobuoy sales are heavily influenced in the fourth quarter by the U.S. Navy’s availability to perform final product testing.”

Full Year Results

DSS sales increased approximately $2.7 million in the year ended June 30, 2013 as compared with the prior year, reflecting increased U.S. Navy sonobuoy production in the current year, partially offset by decreased sonobuoy sales to foreign governments and decreased engineering sales revenue.

Gross margin on DSS sales were 23.3% and 23.6% for the years ended June 30, 2013 and 2012, respectively. Gross margin was adversely affected in fiscal 2013 by decreased foreign sonobuoy sales as compared to the prior year, partially offset by favorable product mix on increased U.S. Navy sonobuoy sales.

Selling and administrative expenses relating to the DSS segment were $6.2 million and $5.1 million for the years ended June 30, 2013 and 2012, respectively, primarily reflecting increased business development efforts and increased corporate allocated charges in the current fiscal year. The Company incurred $1.3 million of internally funded research and development expenses in each of the years ended June 30, 2013 and 2012, respectively. DSS reported operating income of $11.7 million for the year ended June 30, 2013 compared to operating income of $12.4 million in the prior year.

Liquidity and Capital Resources

Mr. Wood commented, “We are pleased to announce the completion of our share repurchase plan, having purchased $2.1 million of our common shares in the fiscal 2013 fourth quarter and the remaining $0.9 million during the subsequent month of July.”

As of June 30, 2013, the Company had $10.0 million borrowed and $55 million available under its new credit facility, available cash and cash equivalents of $6.1 million and performance based payments received under U.S. Navy contracts in excess of the funding of production to date under those contracts of $13.4 million.

Outlook

Cary Wood concluded, “We are very pleased with our fiscal 2013 performance and the progress made towards our strategic growth plan, and this success could not be realized without the efforts and contributions of everyone within Sparton. It is truly a rewarding experience to see how the organizational culture has changed, resulting in our recent successes, and we are excited to carry that momentum into fiscal 2014 and beyond.”

Conference Call

Sparton will host a conference call with investors and analysts on September 4, 2013 at 10:00 a.m. CDT/11:00 a.m. EDT to discuss its fiscal year 2013 fourth quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 943-2431. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=4RSNBJ&role=attend

Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

We exclude restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisition and acquisition contingency settlement, and gain on sale of investment, the related tax effect of these items as well as unusual discrete tax benefits or expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, gross profit effects of capitalized profit in inventory from acquisition and acquisition contingency settlement, and gain on sale of investment. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company’s definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.

Related to Onyx, adjusted gross profit and adjusted operating income exclude the gross profit effect of capitalized profit in inventory from acquisition and unusual write-downs of inventory and accounts receivable related to an Onyx customer (“Augustine”) which was excluded from the acquisition. Adjusted EBITDA related to Onyx represents operating income before depreciation and amortization as adjusted for the gross profit effect of capitalized profit in inventory from acquisition and unusual write-downs of inventory and accounts receivable related to an Onyx customer (“Augustine”) which was excluded from the acquisition.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 114th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has six manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2013, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share per share amounts)

	June 30, 2013	June 30, 2012
Assets
Current Assets:
Cash and cash equivalents	$6,085	$46,950
Accounts receivable, net of allowance for doubtful accounts of $61 and $146, respectively	49,768	29,618
Inventories and cost of contracts in progress, net	46,334	35,102
Deferred income taxes	3,167	2,020
Prepaid expenses and other current assets	1,731	2,054

Total current assets	107,085	115,744
Property, plant and equipment, net	28,904	14,260
Goodwill	14,667	7,472
Other intangible assets, net	10,713	1,618
Deferred income taxes — non-current	4,041	5,136
Other non-current assets	790	325

Total assets	$166,200	$144,555

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$136	$131
Accounts payable	19,596	17,152
Accrued salaries and wages	6,329	5,855
Accrued health benefits	1,793	1,210
Advance billings on customer contracts	13,444	25,836
Other accrued expenses	14,663	6,213

Total current liabilities	55,961	56,397
Pension liability — non-current portion	274	990
Long-term debt — non-current portion	11,403	1,538
Environmental remediation — non-current portion	2,814	3,142

Total liabilities	70,452	62,067

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized; none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,095,716 and 10,105,759 shares issued and outstanding, respectively	12,619	12,632
Capital in excess of par value	18,751	19,579
Retained earnings	65,633	51,995
Accumulated other comprehensive loss	(1,255)	(1,718)

Total shareholders’ equity	95,748	82,488

Total liabilities and shareholders’ equity	$166,200	$144,555

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013 (a)	June 30, 2012 (a)
Net sales	$87,136	$61,326	$266,015	$223,577
Cost of goods sold	70,197	49,065	220,413	185,075

Gross profit	16,939	12,261	45,602	38,502
Operating Expense:
Selling and administrative expenses	6,801	5,777	26,451	22,232
Internal research and development expenses	411	330	1,300	1,293
Amortization of intangible assets	591	105	1,575	435
Restructuring charges	55	(9)	55	(68)
Gain on acquisition	(62)	—	(62)	—
Other operating expenses	(3)	(9)	13	65

Total operating expense, net	7,793	6,194	29,332	23,957

Operating income	9,146	6,067	16,270	14,545
Other income (expense)
Interest expense	(128)	(174)	(518)	(696)
Interest income	3	21	102	94
Gain on sale of investment	—	—	—	127
Other, net	272	170	547	516

Total other income, net	147	17	131	41

Income before provision for income taxes	9,293	6,084	16,401	14,586
Provision for income taxes	2,492	2,032	2,763	5,078

Net income	$6,801	$4,052	$13,638	$9,508

Income per share of common stock:
Basic	$0.67	$0.40	$1.34	$0.93

Diluted	$0.67	$0.40	$1.33	$0.93

Weighted average shares of common stock outstanding:
Basic	10,178,712	10,082,712	10,193,530	10,174,176

Diluted	10,203,801	10,109,505	10,228,687	10,208,810

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the year ended June 30,
	2013	2012	2011
Cash Flows from Operating Activities:
Net income	$13,638	$9,508	$7,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,761	1,814	1,611
Deferred income tax expense (benefit)	(98)	3,703	(11,276)
Pension (income) expense	12	(100)	372
Stock-based compensation expense	1,128	943	646
Gain on acquisition	(62)	—	(2,550)
Gross profit effect of capitalized profit in inventory from acquisition	566	—	—
Gain on sale of property, plant and equipment, net	—	—	(139)
Gain on sale of investment	—	(127)	—
Impairment of intangible asset	—	—	3,663
Impairment of goodwill	—	—	13,153
Excess tax benefit from stock-based compensation	(211)	(376)	(145)
Other	100	348	348
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(12,318)	(5,722)	(4,595)
Inventories and cost of contracts in progress	(1,491)	3,650	77
Prepaid expenses and other assets	452	(90)	131
Performance based payments on customer contracts	(4,332)	12,815	(8,574)
Accounts payable and accrued expenses	789	551	2,273

Net cash provided by operating activities	2,934	26,917	2,456

Cash Flows from Investing Activities:
Purchase of Onyx	(45,438)	—	—
Purchase of certain assets of Creonix	(2,100)	—	—
Purchase of certain assets of Delphi Medical	—	—	(8,419)
Purchase of certain assets of Byers Peak	—	—	(4,140)
Change in restricted cash	—	—	3,162
Purchases of property, plant and equipment	(3,872)	(4,244)	(3,177)
Proceeds from sale of property, plant and equipment	275	275	4,039
Proceeds from sale of investment	—	1,750	—

Net cash used in investing activities	(51,135)	(2,219)	(8,535)

Cash Flows from Financing Activities:
Borrowings of long-term debt	39,000	—	—
Repayments of long-term debt	(29,140)	(135)	(130)
Payment of debt financing costs	(555)	—	—
Repurchase of stock	(2,360)	(2,997)	—
Proceeds from the exercise of stock options	180	458	25
Excess tax benefit from stock-based compensation	211	376	145

Net cash provided by (used in) financing activities	7,336	(2,298)	40

Net increase (decrease) in cash and cash equivalents	(40,865)	22,400	(6,039)
Cash and cash equivalents at beginning of year	46,950	24,550	30,589

Cash and cash equivalents at end of year	$6,085	$46,950	$24,550

Supplemental disclosure of cash flow information:
Cash paid for interest	$415	$350	$365

Cash paid (received) for income taxes	$2,525	$1,244	$(94)

Supplemental disclosure of non-cash investing activities:
Accounts receivable recognized in relation to Creonix purchase consideration adjustment	$302	$—	$—

SPARTON CORPORATION AND SUBSIDIARIES

SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

Net sales:

	For the Three Months Ended June 30,			For the Twelve Months Ended June 30,
SEGMENT	2013	2012	% Chg	2013	2012	% Chg
Medical	$44,871	$28,361	58.2%	$146,873	$110,894	32.4%
CS	17,761	15,688	13.2	60,649	53,609	13.1
DSS	29,292	20,976	39.6	76,818	74,102	3.7
Eliminations	(4,788)	(3,699)	29.4	(18,325)	(15,028)	21.9

Totals	$87,136	$61,326	42.1	$266,015	$223,577	19.0

Gross profit:

	For the Three Months Ended June 30,				For the Twelve Months Ended June 30,
SEGMENT	2013	GP %	2012	GP %	2013	GP %	2012	GP %
Medical	$7,410	16.5%	$4,152	14.6%	$21,287	14.5%	$15,242	13.7%
CS	1,974	11.1	2,435	15.5	6,388	10.5	5,762	10.7
DSS	7,555	25.8	5,674	27.0	17,927	23.3	17,498	23.6

Totals	$16,939	19.4	$12,261	20.0	$45,602	17.1	$38,502	17.2

Gross profit excluding Onyx:

	For the Three Months Ended June 30,				For the Twelve Months Ended June 30,
SEGMENT	2013	GP %	2012	GP %	2013	GP %	2012	GP %
Medical	$5,464	17.2%	$4,152	14.6%	$17,472	15.1%	$15,242	13.7%
CS	1,974	11.1	2,435	15.5	6,388	10.5	5,762	10.7
DSS	7,555	25.8	5,674	27.0	17,927	23.3	17,498	23.6

Totals	$14,993	20.3	$12,261	20.0	$41,787	17.8	$38,502	17.2

Operating income (loss):

	For the Three Months Ended June 30,				For the Twelve Months Ended June 30,
SEGMENT	2013	% of Sales	2012	% of Sales	2013	% of Sales	2012	% of Sales
Medical	$4,694	10.5%	$2,431	8.6%	$11,602	7.9%	$8,685	7.8%
CS	1,249	7.0	1,798	11.5%	3,615	6.0%	2,985	5.6%
DSS	5,743	19.6	4,434	21.1%	11,692	15.2%	12,415	16.8%
Other Unallocated	(2,540)	—	(2,596)	—	(10,639)	—	(9,540)	—

Totals	$9,146	10.5	$6,067	9.9%	$16,270	6.1%	$14,545	6.5%

Operating income (loss) excluding Onyx:

	For the Three Months Ended June 30,				For the Twelve Months Ended June 30,
SEGMENT	2013	% of Sales	2012	% of Sales	2013	% of Sales	2012	% of Sales
Medical	$4,088	12.9%	$2,431	8.6%	$11,480	9.9%	$8,685	7.8%
CS	1,249	7.0	1,798	11.5%	3,615	6.0%	2,985	5.6%
DSS	5,743	19.6	4,434	21.1%	11,692	15.2%	12,415	16.8%
Other Unallocated	(2,540)	—	(2,596)	—	(10,639)	—	(9,540)	—

Totals	$8,540	11.5%	$6,067	9.9%	$16,148	6.9%	$14,545	6.5%

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended June 30, 2013			For the Three Months Ended June 30, 2012
	GAAP	Non-GAAP Adjustments	Adjusted	GAAP	Non-GAAP Adjustments	Adjusted
Net sales	$87,136	$—	$87,136	$61,326	$—	$61,326
Cost of goods sold	70,197	—	70,197	49,065	—	49,065

Gross profit	16,939	—	16,939	12,261	—	12,261
Operating expense (income):
Selling and administrative expenses	6,801	—	6,801	5,777	—	5,777
Internal research and development expenses	411	—	411	330	—	330
Amortization of intangible assets	591	—	591	105	—	105
Restructuring charges	55	(55)	—	(9)	9	—
Gain on acquisition	(62)	62	—	—	—	—
Other operating expenses	(3)	—	(3)	(9)	—	(9)

Total operating expense, net	7,793	7	7,800	6,194	9	6,203

Operating income	9,146	(7)	9,139	6,067	(9)	6,058
Other income (expense):
Interest expense	(128)	—	(128)	(174)	—	(174)
Interest income	3	—	3	21	—	21
Other, net	272	—	272	170	—	170

Total other income (expense), net	147	—	147	17	—	17

Income before provision for income taxes	9,293	(7)	9,286	6,084	(9)	6,075
Provision for income taxes	2,492	(3)	2,489	2,032	—	2,032

Net income	$6,801	$(4)	$6,797	$4,052	$(9)	$4,043

Income per share of common stock:
Basic	$0.67		$0.67	$0.40		$0.40

Diluted	$0.67		$0.67	$0.40		$0.40

Weighted average shares of common stock outstanding:
Basic	10,178,712		10,178,712	10,082,712		10,082,712

Diluted	10,203,801		10,203,801	10,109,505		10,109,505

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Year Ended June 30, 2013			For the Year Ended June 30, 2012
	GAAP	Non-GAAP Adjustments	Adjusted	GAAP	Non-GAAP Adjustments	Adjusted
Net sales	$266,015	$—	$266,015	$223,577	$—	$223,577
Cost of goods sold	220,413	(566)	219,847	185,075	106	185,181

Gross profit	45,602	566	46,168	38,502	(106)	38,396
Operating expense:
Selling and administrative expenses	26,451	—	26,451	22,232	—	22,232
Internal research and development expenses	1,300	—	1,300	1,293	—	1,293
Amortization of intangible assets	1,575	—	1,575	435	—	435
Restructuring charges	55	(55)	—	(68)	68	—
Gain on acquisition	(62)	62	—	—	—	—
Other operating expenses	13	—	13	65	—	65

Total operating expense, net	29,332	7	29,339	23,957	68	24,025

Operating income	16,270	559	16,829	14,545	(174)	14,371
Other income (expense):
Interest expense	(518)	—	(518)	(696)	—	(696)
Interest income	102	—	102	94	—	94
Gain on sale of investment	—	—	—	127	(127)	—
Other, net	547	—	547	516	—	516

Total other income (expense), net	131	—	131	41	(127)	(86)

Income (loss) before provision for (benefit from) income taxes	16,401	559	16,960	14,586	(301)	14,285
Provision for (benefit from) income taxes	2,763	2.252	5,015	5,078	(105)	4,973

Net income	$13,638	$(1,693)	$11,945	$9,508	$(196)	$9,312

Income per share of common stock:
Basic	$1.34		$1.17	$0.93		$0.92

Diluted	$1.33		$1.17	$0.93		$0.91

Weighted average shares of common stock outstanding:
Basic	10,193,530		10,193,530	10,174,176		10,174,176

Diluted	10,228,687		10,228,687	10,208,810		10,208,810

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net income	$6,801	$4,052	$13,638	$9,508
Interest expense	128	174	518	696
Interest income	(3)	(21)	(102)	(94)
Provision for income taxes	2,492	2,032	2,763	5,078
Depreciation and amortization	1,725	542	4,761	1,814
Gross profit effect of capitalized profit in inventory from acquisition	—	—	566	—
Gross profit effect of acquisition contingency settlement	—	—		(106)
Restructuring charges	55	(9)	55	(68)
Gain on acquisition	(62)	—	(62)	—
Gain on sale of investment	—	—	—	(127)

Adjusted EBITDA	11,136	6,770	22,137	16,701
Onyx adjusted EBITDA	1,729	—	3,291	—

Adjusted EBITDA without Onyx	$9,407	$6,770	$18,846	$16,701

% of net sales	12.7%	11.0%	8.0%	7.5%

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended June 30, 2013
	Medical	CS	DSS	Eliminations	Total
Net Sales	$44,871	$17,761	$29,292	$(4,788)	$87,136
Onyx net sales	13,100	—	—	—	13,100

Net Sales excluding Onyx	$31,771	$17,761	$29,292	$(4,788)	$74,036

	For the Twelve Months Ended June 30, 2013
	Medical	CS	DSS	Eliminations	Total
Net Sales	$146,873	$60,649	$76,818	$(18,325)	$266,015
Onyx net sales	31,189	—	—	—	31,189

Net Sales excluding Onyx	$115,684	$60,649	$76,818	$(18,325)	$234,826

	For the Three Months Ended June 30, 2013
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Gross profit	$7,410	$1,974	$7,555	$—	$16,939
Onyx gross profit	1,946	—	—	—	1,946

Gross profit excluding Onyx	$5,464	$1,974	$7,555	$—	$14,993

% of sales	17.2%	11.1%	25.8%	—%	20.3%

	For the Three Months Ended June 30, 2012
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Gross profit	$4,152	$2,435	$5,674	$—	$12,261

% of sales	14.6%	15.5%	27.0%	—%	20.0%

	For the Twelve Months Ended June 30, 2013
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Gross profit	$21,287	$6,388	$17,927	$—	$45,602
Onyx gross profit	3,815	—	—	—	3,815

Gross profit excluding Onyx	$17,472	$6,388	$17,927	$—	$41,787

% of sales	15.1%	10.5%	23.3%	—%	17.8%

	For the Twelve Months Ended June 30, 2012
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Gross profit	$15,242	$5,762	$17,498	$—	$38,502

% of sales	13.7%	10.7%	23.6%	—%	17.2%

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended June 30, 2013
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income	$4,694	$1,249	$5,743	$(2,540)	$9,146
Onyx operating income	606	—	—	—	606

Operating income excluding Onyx	$4,088	$1,249	$5,743	$(2,540)	$8,540

% of sales	12.9%	7.0%	19.6%	—%	11.5%
Depreciation and amortization excluding Onyx	$147	$206	$172	$78	$603

	For the Three Months Ended June 30, 2012
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income	$2,431	$1,798	$4,434	$(2,596)	$6,067

% of sales	8.6%	11.5%	21.1%	—%	9.9%
Depreciation and amortization	$179	$171	$158	$34	$542

	For the Twelve Months Ended June 30, 2013
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income	$11,602	$3,615	$11,692	$(10,639)	$16,270
Onyx operating loss	122	—	—	—	122

Operating income excluding Onyx	$11,480	$3,615	$11,692	$(10,639)	$16,148

% of sales	9.9%	6.0%	15.2%	—%	6.9%
Depreciation and amortization excluding Onyx	$656	$645	$626	$232	$2,159

	For the Twelve Months Ended June 30, 2012
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income	$8,685	$2,985	$12,415	$(9,540)	$14,545

% of sales	7.8%	5.6%	16.8%	—%	6.5%
Depreciation and amortization	$704	$565	$461	$84	$1,814

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF PRO FORMA NON-GAAP FINANCIAL MEASURES

RELATED TO ONYX ACQUISITION

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended June 30,				For the Twelve Months Ended June 30,
	2013			2012	2013			2012
	Pre Acquisition	Post Acquisition	Total Onyx	Total Onyx	Pre Acquisition	Post Acquisition	Total Onyx	Total Onyx
Operating income (loss)	$—	$606	$606	$674	$1,581	$122	$1,703	$2,659
Depreciation and amortization	—	1,123	1,123	365	683	2,603	3,286	1,297
Gross profit effect of capitalized profit in inventory from acquisition	—	—	—	—	—	566	566	—
Augustine	—	—	—	—	—	—	—	745

Adjusted EBITDA	$—	$1,729	$1,729	$1,039	$2,264	$3,291	$5,555	$4,701

% of net sales	—%	13.2%	13.2%	8.9%	12.4%	10.6%	11.2%	9.4%

	For the Three Months Ended June 30,				For the Twelve Months Ended June 30,
	2013			2012	2013			2012
	Pre Acquisition	Post Acquisition	Total Onyx	Total Onyx	Pre Acquisition	Post Acquisition	Total Onyx	Total Onyx
Gross profit	$—	$1,946	$1,946	$1,996	$3,094	$3,815	$6,909	$8,203
Gross profit effect of capitalized profit in inventory from acquisition	—	—	—	—	—	566	566	—
Augustine	—	—	—	—	—	—	—	338

Adjusted gross profit	$—	$1,946	$1,946	$1,996	$3,094	$4,381	$7,475	$8,541

% of net sales	—%	14.9%	14.9%	17.2%	17.0%	14.0%	15.1%	17.1%
Depreciation	—	613	613	365	683	1,405	2,088	1,297

	For the Three Months Ended June 30,				For the Twelve Months Ended June 30,
	2013			2012	2013			2012
	Pre Acquisition	Post Acquisition	Total Onyx	Total Onyx	Pre Acquisition	Post Acquisition	Total Onyx	Total Onyx
Net sales	$—	$13,100	$13,100	$11,631	$18,198	$31,189	$49,387	$49,941
Adjusted gross profit	—	1,946	1,946	1,996	3,094	4,381	7,475	8,541
Operating expense:
Selling and administrative expenses	—	830	830	1,322	1,513	2,495	4,008	5,544
Amortization of intangible assets	—	510	510	—	—	1,198	1,198	—
Augustine	—	—	—	—	—	—	—	(407)

Total operating expense	—	1,340	1,340	1,322	1,513	3,693	5,206	5,137

Adjusted operating income	$—	$606	$606	$674	$1,581	$688	$2,269	$3,404

% of net sales	—%	4.6%	4.6%	5.8%	8.7%	2.2%	4.6%	6.8%
Depreciation and amortization	—	1,123	1,123	365	683	2,603	3,286	1,297